Exhibit 99.1

Media Contacts:

Pinnacle Foods Group Media Line: 973-541-8620

Elizabeth Rowland: Elizabeth.Rowland@pinnaclefoods.com

Michelle Weese: Michelle.Weese@pinnaclefoods.com

Pinnacle Foods Announces Plans To Improve Supply Chain

Increasing Efficiency In Its Meat Canning Operations

December 3, 2010, Mt. Lakes, NJ, —Pinnacle Foods Group LLC today announced supply chain improvements as part of its ongoing efforts to enhance the long-term strength of its leading brands. Pinnacle will consolidate the manufacturing of its Nalley’s® Chili and Brooks® Beans from Tacoma, Washington into its Armour® canned meat plant in Fort Madison, Iowa. This consolidation is contingent upon the final approval of applicable state and local incentives in Iowa.

Pinnacle Foods’ acquisition of Birds Eye Foods in December 2009, resulted in the company owning two meat canning plants, producing similar products, with excess production capacity. The consolidation into one plant will result in a more efficient supply chain. Fort Madison was selected because it has the best production capabilities and is geographically situated closer to the source of ingredients.

The Nalley’s brand was founded in 1918 and is best known for its great tasting chili. The Tacoma, WA plant today employs approximately 160 people. “The difficult decision to close the Tacoma facility was made only after a thorough analysis of all options. We are thankful to the Tacoma community and for the services of our Tacoma employees and we are committed to treating them with fairness and respect as we transition these facilities over the next few quarters,” says Mark Schiller, president of the Pinnacle Foods Duncan Hines Grocery Division. “Consumers can remain confident that they can continue to enjoy their favorite Nalley’s products because the Fort Madison plant will continue to produce Nalley’s products using the same great tasting recipes.”

All employees will have the opportunity to apply for open positions at other Pinnacle Foods facilities, as well as receive professional career support services. At least 60 days notice prior to closure of the plant will be provided. Additionally, Pinnacle Foods will meet with the Tacoma union officials to discuss the timing of the plant closure and fair programs to help hourly employees transition. To enable the move from Tacoma, Pinnacle Foods will add a 17,000 sq foot extension to the Fort Madison facility. In total Pinnacle Foods will invest approximately $20M, create approximately 65 new jobs and retain approximately 430 jobs in Fort Madison.

About Pinnacle Foods Group LLC

Millions of times a day in more than 85% of American households, consumers reach for Pinnacle Foods brands. We are a leading producer, marketer and distributor of high-quality branded food products, which have been trusted household names for decades. Headquartered in Mountain Lakes, NJ, our $2.5 billion business employs more than 4,500 people in 21 sites around North America. We are a leader in the shelf stable and frozen foods segments and our brands hold the #1 or # 2market position in 8 out of 12 major category segments in which they compete. Our Duncan Hines Grocery Division manages brands such as Duncan Hines® baking mixes and frostings, Vlasic® pickles, peppers, and relish, Mrs. Butterworth’s® and Log Cabin® syrups, Armour® canned meats, Nalley® and Brooks® chili and chili ingredients, and Open Pit® barbecue sauces. Our Birds Eye Frozen Division brands consist primarily of Birds Eye® vegetables, Birds Eye Steamfresh® vegetables, Birds Eye Viola!® meals, C&W® vegetables and McKenzie’s® vegetables, Freshlike® vegetables, Aunt Jemima® frozen breakfasts, Swanson® and Hungry-Man® dinners and entrees, Van de Kamp’s® and Mrs. Paul’s® seafood, Lender’s® bagels and Celeste® frozen pizza. Our Specialty Food group manages Tim’s Cascade Snacks®, Snyder of Berlin® and Husman’s®. Further information is available at www.pinnaclefoods.com.